Exhibit 99.1

NEWS

NEWS

NEWS

4 Parkway North, Suite 400
Deerfield, IL 60015

Contact:	Terry Huch
Senior Director, Investor Relations & Corporate Communications
847-405-2515 — thuch@cfindustries.com

CF Industries Holdings, Inc. Reports Third Quarter 2010 Results

Strong Grain and Fertilizer Prices and Favorable Natural

Gas Costs Support Positive Outlook

DEERFIELD, IL—Nov. 4, 2010—CF Industries Holdings, Inc. (NYSE: CF):

Third Quarter Highlights

•                  Net earnings attributable to common stockholders were $48.2 million, or $0.67 per diluted share, compared to earnings of $38.5 million, or $0.78 per diluted share, in the 2009 third quarter.

•                  Third quarter results included a $25.7 million non-cash mark-to-market loss on natural gas derivatives, $22.8 million of business combination and integration costs and $0.8 million of Perú project development costs.

•                  Net sales were $917.1 million, up 113 percent from $430.1 million in the 2009 third quarter.

•                  Total sales volume was 3.4 million tons.

Outlook

•                  North American outlook is very positive for fall and spring demand and pricing due to early harvest and strong projected 2011 plantings.

•                  Global supply/demand balances are favorable for all products.

•                  Strong cash flow supports faster reduction of long-term debt.

CF Industries Holdings, Inc. today reported third quarter 2010 net earnings attributable to common stockholders of $48.2 million, or $0.67 per diluted share, compared to earnings of $38.5 million, or $0.78 per diluted share, in the third quarter of 2009.  Third quarter results included a $25.7 million non-cash mark-to-market loss on natural gas derivatives, $22.8 million of business combination and integration costs and $0.8 million of Perú

project development costs.  These items reduced after-tax earnings per diluted share by $0.22, $0.20 and $0.01, respectively.

During the quarter, CF Industries took advantage of strong cash flow to reduce long-term debt by $350 million.  The company remains committed to a strong balance sheet with targeted net debt in the range of 1.0 to 1.5 times earnings before interest, taxes, depreciation and amortization (EBITDA).

Net sales were $917.1 million, up 113 percent from $430.1 million in the same period last year, due to inclusion of Terra net sales of $400.0 million and higher product prices, especially for phosphates.  Year-ago sales and all other 2009 volume and financial data in this release are presented on a pre-acquisition basis, as reported in the prior periods.  Reflecting this basis, total sales volume doubled from 1.7 million tons in the 2009 third quarter to 3.4 million tons in 2010, largely explained by the inclusion of 1.6 million tons of Terra sales volume.

“Nitrogen volumes in the third quarter benefited from an increase in winter wheat plantings in reaction to weather-related supply shortfalls in Russia and other eastern European countries,” said Stephen R. Wilson, chairman and chief executive officer, CF Industries Holdings, Inc. “Forward demand was and continues to be very strong as customers prepare for a long fall application window and higher planted acreage for corn in the spring.”

Rising global grain prices and tightening fertilizer supply/demand balances caused prices for all the company’s products to increase sharply during the third quarter.  Global nitrogen fertilizer supply was reduced by more and longer production outages than expected, including government-mandated pollution control and energy conservation outages in China.  Domestic industry production of diammonium phosphate (DAP) and monoammonium phosphate (MAP) was adversely impacted by various operational factors, while much of the volume produced was contractually committed to export customers.  At the same time, global demand strengthened for both nitrogen and phosphate due to inventory restocking and higher planting expectations driven by falling estimates of world crop production.

The company’s estimated annual effective tax rate in the third quarter of 2010 was lower than in the second quarter due primarily to a revision to projected results for the year.  The effective tax rate of 23.8 percent applied in the quarter included the cumulative effect of the lower estimated annual effective tax rate.

Nine Month Results

In the first nine months of 2010, earnings attributable to common stockholders totaled $148.9 million, or $2.35 per diluted share, compared to $314.2 million, or $6.38 per diluted share, in the same period of 2009.   CF Industries acquired a controlling stake in Terra Industries on April 5, 2010, and Terra’s results are included in the company’s consolidated financial statements from that date.  Terra became a wholly owned subsidiary of CF Industries on April 15, 2010.  CF Industries Holdings, Inc. issued 9.5 million shares of its common stock in the exchange offer for Terra and subsequently completed a public offering of approximately 12.9 million shares on April 21, 2010.  As a result, the company had 71.1 million shares issued and outstanding at September 30, 2010, compared to 48.6 million shares at December 31, 2009.  Nine month results included $272.7 million of business combination costs related to the Terra acquisition, a $28.3 million gain on the sale of Terra stock in the first quarter, $21.8 million of non-cash mark-to-market losses on natural gas derivatives and $5.4 million of Perú project development costs.

Net sales for the first nine months of 2010 totaled $2.7 billion, up 30 percent from $2.1 billion in the same period of 2009. The increase resulted primarily from the inclusion of Terra net sales of $926.3 million and higher nitrogen volumes, partially offset by lower average nitrogen prices and lower phosphate volumes.

Nitrogen Segment

CF Industries delivered 3.0 million tons of ammonia, urea, urea ammonium nitrate solutions (UAN), ammonium nitrate (AN) and other nitrogen products during the third quarter of 2010.

Ammonia sales volume of 513,000 tons was sold at an average price of $394 per ton, compared to 164,000 tons at an average price of $355 in the third quarter of 2009.  Prompt demand for pre-plant wheat application sustained product movement in the southern plains.  By the end of the quarter, spot U.S. corn belt prices for ammonia had reached $650 per ton.  As one of its initiatives to optimize business mix and margins, CF Industries chose not to renew some large industrial ammonia contracts in the quarter.  The company’s large network of ammonia storage terminals ensures product availability for the most opportune uses and selling seasons, especially the brief fall and spring seasons for agricultural direct application.

CF Industries sold 713,000 tons of urea at an average price of $263 in the third quarter, compared to 495,000 tons at an average price of $260 in the 2009 third quarter.  Of the 218,000 ton increase in sales volume, 94,000 tons was attributable to the inclusion of Terra sales.

The company sold 1.4 million tons of UAN in the third quarter of 2010 at an average price of $188 per ton, compared to 570,000 tons at an average price of $155 in the year-ago quarter.  The inclusion of Terra sales accounted for almost all of the volume increase.  The company was able to sell into a rising market throughout the third quarter.  The company’s production mix favored urea over UAN early in the quarter, but was later shifted toward more UAN due to market conditions.  The strength of agriculture and fertilizer markets in Europe reduced availability of imported UAN in North America.

In the third quarter, AN sales volume of 262,000 tons was sold at an average price of $203.  There were no AN sales in 2009 as all of the company’s AN capacity was acquired in the Terra transaction.

Nitrogen net sales totaled $735.1 million, up 166 percent from $276.1 million in the 2009 third quarter.  Gross margin for the nitrogen segment was $141.3 million, 39 percent higher than the $101.9 million in the 2009 third quarter.  The increase was due primarily to the benefit from the Terra acquisition, offset partially by higher realized natural gas costs and an unrealized mark-to-market loss on natural gas derivatives.  Gross margin as a percent of sales including the mark-to-market loss was 19 percent, down from 37 percent in the year-earlier quarter.

CF Industries’ realized natural gas cost averaged $4.37 per MMBtu in the third quarter of 2010, compared to $3.29 during the third quarter of 2009.  Although higher than the year-ago period, natural gas costs declined significantly during the quarter despite higher demand for power generation and industrial production.  The natural gas production rate in the lower 48 states of the U.S. briefly leveled off, but production resumed its climb as the quarter progressed.

CF Industries’ ammonia production operated at 96 percent of capacity in the 2010 third quarter.

Phosphate Segment

The phosphate segment experienced rising prices and margins, with domestic market prices increasing by approximately $125 per ton during the quarter.  Total DAP/MAP volume was 3 percent higher year-over-year.  Domestic volume was 8 percent lower year-over-year as the company fulfilled export commitments.

Third quarter net sales of DAP and MAP were $182.0 million, up 47 percent from third quarter 2009 levels due primarily to higher average selling prices.  The average price realizations for DAP and MAP were 43 percent higher than year-ago levels, at $403 and $404 per ton, respectively.

Gross margin for the segment was $28.5 million, up from $22.1 million in the 2009 third quarter.  Gross margin percentage was 15.6 percent of sales, compared to 14.4 percent of sales in the year-earlier period (17.2 percent excluding potash purchased for resale).

CF Industries’ Plant City, Florida Phosphate Complex operated at 89 percent of capacity during the 2010 third quarter.

Safety Performance

The company experienced two lost-time accidents during the third quarter of 2010, each of which was a joint injury sustained in the normal course of work.

Other Developments

Terra Integration

The integration of Terra Industries, acquired in April, into the company’s operations continues on a faster pace than originally expected.  Said Wilson, “We were always confident in our ability to integrate the two businesses and realize our projected synergies, but we didn’t expect to be this far along after only seven months.  Our newly realigned organizations have better market intelligence and decision support, allowing us to realize the full value of our products and deliver them to customers more efficiently.  These benefits are already contributing to the bottom line.”

The integration remains on track to deliver synergies in excess of $135 million per year.

Diesel Exhaust Fluid Business

CF Industries recently completed an extensive study of the mobile emissions business of its Terra Environmental Technologies unit.  The study validated the unit’s approach to the business and the conclusion that production of diesel exhaust fluid represents a large and important opportunity for the company.

Perú Nitrogen Complex

CF Industries completed the Environmental and Social Impact Assessment (ESIA) process for its proposed nitrogen complex in Perú during the third quarter and is now awaiting approval of the ESIA.  The company expects expenditures on the project to be modest until uncertainties regarding local infrastructure are resolved.

Liquidity and Financial Position

At September 30, 2010, CF Industries’ cash, cash equivalents and short-term investments totaled $648.4 million.  In addition, the company held investments in illiquid auction rate securities at September 30, 2010 that were valued at $122.4 million.

CF Industries repaid $350 million of its term loan from available cash flow during the quarter and had repaid a total of $554 million of the original $1.2 billion loan by September 30.  At that time, the company had outstanding long term debt of $2.25 billion, comprising primarily $1.6 billion in senior notes and the remaining term loan balance of $646 million.

Dividend Payment

On October 20, 2010, CF Industries’ board of directors declared the regular quarterly dividend of $0.10 per common share. The dividend will be paid on November 29, 2010 to stockholders of record on November 15, 2010.

Outlook

The outlook for nitrogen and phosphate fertilizers is very favorable.  Historically high grain prices and low grain stocks support high planting expectations and optimal fertilization practices.  In North America, added market strength accrues from an expected long fall application window, low system inventories, high farm incomes and the incentive for farmers to reinvest in crop inputs this tax year.  Longer term, the recent increase in the maximum ethanol blend rate also will be supportive.  The fall direct application season for ammonia is underway in the corn belt, and strong demand is evident.  Availability of supply is likely to be a constraining factor for application volumes in some areas, assuming weather conditions remain favorable.

Fertilizer inventories continue to be low at all levels of the distribution chain in North America and around the world.  The company continues to monitor global nitrogen supply, which was reduced in the third quarter by unexpected outages.  UAN is in particularly short supply as already tight inventories have been strained by below-normal imports and production problems at certain domestic manufacturers.  As a result, it again commands the highest price per unit of nitrogen among the major products.  CF Industries expects to benefit from these conditions, especially as the added capacity of the Woodward, Oklahoma UAN expansion becomes available during the fourth quarter.

Natural gas prices have continued to decline since the end of the third quarter, and a flatter forward price strip has been maintained.  The twelve-month forward strip now averages approximately $4.10 per MMBtu.

“We pursued the acquisition of Terra in part because we believed the fundamental business environment for domestic nitrogen fertilizer manufacturers had improved meaningfully and sustainably,” said Wilson.  “The market conditions we now enjoy should allow us to reap the benefits of the transaction even sooner and more completely.”

The company’s phosphate operations also face favorable conditions.  Farmers are increasing phosphate application rates this fall to make up for below-normal application the last two years and to ensure optimal fertilization in response to high crop prices.   At the end of September, domestic producer inventories of DAP and MAP were lower than any comparable period since 1983.  Domestic phosphate production likely will continue to be constrained by raw material availability, maintenance requirements and regulatory considerations.

The company believes business conditions are supportive of an extended period of strong cash flow.  In light of this, the company expects capital expenditures in the range of $240 million to $260 million in 2010 and likely somewhat more in 2011.

Conference Call

CF Industries will hold a conference call to discuss these third quarter and year-to-date results at 10:00 ET on Friday, November 5, 2010.  Investors can access the call and find dial-in information on the Investor Relations section of the company’s Web site at www.cfindustries.com.

About CF Industries Holdings, Inc.

CF Industries Holdings, Inc., headquartered in Deerfield, Illinois, is the holding company for the operations of CF Industries, Inc. CF Industries is a global leader in nitrogen and phosphate fertilizer manufacturing and distribution, serving both agricultural and industrial customers. CF Industries operates world-class nitrogen fertilizer manufacturing complexes in the central United States and Canada; conducts phosphate mining and manufacturing operations in Central Florida; and distributes fertilizer products through a system of terminals, warehouses, and associated transportation equipment located primarily in the Midwestern United States. The company also owns 50 percent interests in GrowHow UK Limited, a fertilizer manufacturer in the United Kingdom; an ammonia facility in The Republic of Trinidad and Tobago; and KEYTRADE AG, a global fertilizer trading organization headquartered near Zurich, Switzerland. CF Industries routinely posts investor announcements and additional information on the company’s website at www.cfindustries.com and encourages those interested in the company to check there frequently.

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that certain non-GAAP financial measures provide additional meaningful information regarding the company’s performance, liquidity, financial strength, and capital structure. The non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results prepared in accordance with GAAP. In addition, because not all companies use identical calculations, the non-GAAP financial measures included in this financial results release may not be comparable to similarly titled measures of other companies. Reconciliations of the non-GAAP financial measures to GAAP are provided in tables accompanying this release.

Safe Harbor Statement

Certain statements contained in this communication may constitute “forward-looking statements.” All statements in this communication, other than those relating to historical information or current condition, are forward-looking statements. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements. Important factors that could cause actual results to differ materially from our expectations include, among others:  our ability to integrate the businesses of CF Industries and Terra promptly and effectively and to achieve the cost savings and synergies we anticipate from the Terra acquisition within the expected time frame or at all;  the potential for disruption from the Terra acquisition to make it more difficult for us to maintain relationships with customers, employees or suppliers; the volatile cost of natural gas in the areas where our production facilities are principally located; the cyclical nature of our business and the agricultural sector; the global commodity nature of our fertilizer products, the impact of global supply and demand on our selling prices, and the intense global competition in the consolidating markets in which we operate; conditions in the U.S. agricultural industry; weather conditions; our inability to accurately predict seasonal demand for our products; the concentration of our sales with certain large customers; the impact of changing market conditions on our FPP; risks involving derivatives and the effectiveness of our risk measurement and hedging activities; the reliance of our operations on a limited number of key facilities and the significant risks and hazards against which we may not be fully insured; reliance on third party transportation providers; risks associated with joint ventures;  risks associated with expansion of our business, including unanticipated adverse consequences and the significant resources that could be required; potential liabilities and expenditures related to environmental and health and safety laws and regulations; our potential inability to obtain or maintain required permits and governmental approvals or to meet financial assurance requirements; future regulatory restrictions and requirements related to GHG emissions, climate change or other environmental requirements; acts of terrorism and regulations to combat terrorism; difficulties in securing the supply and delivery of raw materials we use and increases in their costs;  risks associated with international operations; losses on our investments in securities; deterioration of global market and economic conditions; our substantial indebtedness and the limitations on our operations imposed by the terms of our indebtedness; our ability to comply with the covenants under our indebtedness and to make payments under such indebtedness when due; potential inability to refinance our indebtedness in connection with any change of control affecting us; and loss of key members of management and professional staff. Forward-looking statements are given only as of the date of this release and we disclaim any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

# # #

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

RESULTS OF OPERATIONS

	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009
	(in millions, except per share amounts)
Net sales	$917.1	$430.1	$2,727.4	$2,101.7
Cost of sales	747.3	306.1	2,031.8	1,388.4
Gross margin	169.8	124.0	695.6	713.3
Selling, general and administrative	28.8	15.1	73.3	47.0
Restructuring and integration costs	8.6	—	17.9	—
Equity in earnings of operating affiliates	(5.7)	—	(7.2)	—
Other operating - net	1.3	19.1	150.9	57.6
Operating earnings	136.8	89.8	460.7	608.7
Interest expense	58.3	0.4	170.6	1.1
Interest income	(0.3)	(2.1)	(1.0)	(4.1)
Loss on extinguishment of debt	—	—	17.0	—
Other non-operating - net	(0.5)	—	(28.6)	(0.4)
Earnings before income taxes and equity in earnings (loss) of non-operating affiliates	79.3	91.5	302.7	612.1
Income tax provision	18.9	32.1	104.4	220.1
Equity in earnings (loss) of non-operating affiliates - net of taxes	10.8	0.6	15.7	(0.8)
Net earnings	71.2	60.0	214.0	391.2
Less: Net earnings attributable to noncontrolling interest	23.0	21.5	65.1	77.0
Net earnings attributable to common stockholders	$48.2	$38.5	$148.9	$314.2

Net earnings per share attributable to common stockholders
Basic	$0.68	$0.79	$2.38	$6.49
Diluted	$0.67	$0.78	$2.35	$6.38

Weighted average common shares outstanding
Basic	71.1	48.5	62.5	48.4
Diluted	71.9	49.3	63.2	49.2

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

SUMMARIZED BALANCE SHEETS

	September 30,	December 31,	September 30,
	2010	2009	2009
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$648.4	$697.1	$497.5
Short-term investments	—	185.0	205.1
Accounts receivable	228.8	167.4	143.3
Inventories - net	271.1	207.8	219.6
Prepaid income taxes	28.6	14.7	—
Other	22.1	11.1	19.3
Total current assets	1,199.0	1,283.1	1,084.8
Property, plant and equipment - net	3,928.8	793.8	766.9
Asset retirement obligation escrow account	40.2	36.5	36.5
Investments in and advances to unconsolidated affiliates	988.5	45.6	46.4
Investments in auction rate securities	122.4	133.9	139.5
Investment in marketable equity securities	—	160.2	242.2
Goodwill	2,096.4	0.9	0.9
Other assets	242.2	40.9	39.9
Total assets	$8,617.5	$2,494.9	$2,357.1

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$329.5	$172.5	$140.0
Income taxes payable	—	—	9.0
Customer advances	321.1	159.5	123.3
Notes payable	—	—	4.6
Deferred income taxes	43.5	52.6	49.5
Distributions payable to noncontrolling interest	—	92.1	—
Other	31.2	3.1	2.7
Total current liabilities	725.3	479.8	329.1
Notes payable	4.8	4.7	—
Long-term debt	2,250.8	—	—
Deferred income taxes	1,031.6	68.3	64.0
Other noncurrent liabilities	303.1	197.2	204.7
Equity
Stockholders’ equity	3,863.7	1,728.9	1,658.9
Noncontrolling interest	438.2	16.0	100.4
Total equity	4,301.9	1,744.9	1,759.3
Total liabilities and equity	$8,617.5	$2,494.9	$2,357.1

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

STATEMENTS OF CASH FLOWS

	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009
	(in millions)
Operating Activities:
Net earnings	$71.2	$60.0	$214.0	$391.2
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation, depletion and amortization	110.4	27.0	288.5	73.3
Deferred income taxes	47.8	4.0	41.5	49.6
Stock compensation expense	2.0	1.7	5.8	4.7
Excess tax benefit from stock-based compensation	(0.6)	(3.5)	(1.2)	(4.4)
Unrealized (gain) loss on derivatives	27.9	(1.9)	20.9	(84.8)
Inventory valuation allowance	0.4	(25.0)	0.4	(57.0)
Loss on extinguishment of debt	—	—	17.0
Gain on sale of marketable equity securities	—	—	(28.3)	—
Loss (gain) on disposal of property, plant and equipment	—	(0.4)	(0.1)	0.4
Undistributed (earnings) loss of affiliates - net	(21.6)	(0.6)	(31.1)	0.8
Changes in (net of effects of acquistion):
Accounts receivable	122.5	2.6	77.6	43.0
Inventories	(24.4)	20.2	76.3	427.3
Accrued income taxes	(4.9)	(9.9)	(31.3)	26.6
Accounts payable and accrued expenses	(42.2)	(35.1)	(67.0)	(67.4)
Customer advances - net	310.1	52.4	54.7	(224.5)
Other - net	(10.6)	(8.2)	(3.7)	(8.3)
Net cash provided by operating activities	588.0	83.3	634.0	570.5
Investing Activities:
Additions to property, plant and equipment	(84.2)	(54.5)	(188.5)	(181.4)
Proceeds from the sale of property, plant and equipment	3.1	3.6	12.7	8.9
Purchases of short-term securities	—	(149.9)	(25.5)	(254.9)
Sales and maturities of short-term and auction rate securities	0.8	50.9	219.5	103.3
Purchase of marketable equity securities	—	(247.2)	—	(247.2)
Sale of marketable equity securities	—	—	167.1	—
Deposit to asset retirement obligation escrow account	—	—	(3.7)	(7.5)
Purchase of Terra Industries Inc. - net of cash acquired	—	—	(3,177.8)	—
Other - net	0.8	(2.5)	31.0	(2.5)
Net cash used in investing activities	(79.5)	(399.6)	(2,965.2)	(581.3)
Financing Activities:
Proceeds from long-term borrowings	—	—	5,197.2	—
Payments of long-term debt	(350.0)	—	(3,708.7)	—
Financing fees	(1.3)	—	(209.1)	—
Dividends paid on common stock	(7.1)	(4.9)	(39.1)	(14.5)
Distributions to noncontrolling interests	(104.7)	—	(110.5)	(112.3)
Issuance of common stock	—	—	1,150.0	—
Issuances of common stock under employee stock plans	0.7	1.8	1.2	2.9
Excess tax benefit from stock-based compensation	0.6	3.5	1.2	4.4
Net cash provided by (used in) financing activities	(461.8)	0.4	2,282.2	(119.5)
Effect of exchange rate changes on cash and cash equivalents	0.3	(2.7)	0.3	2.8
Increase (decrease) in cash and cash equivalents	47.0	(318.6)	(48.7)	(127.5)
Cash and cash equivalents at beginning of period	601.4	816.1	697.1	625.0
Cash and cash equivalents at end of period	$648.4	$497.5	$648.4	$497.5

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

NITROGEN SEGMENT DATA

	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009
	(in millions, except as noted)
Net sales	$735.1	$276.1	$2,184.9	$1,487.3
Cost of sales	593.8	174.2	1,578.8	812.8
Gross margin	$141.3	$101.9	$606.1	$674.5

Gross margin percentage	19.2%	36.9%	27.7%	45.4%

Tons of product sold (in thousands)	2,981	1,238	8,111	4,381

Sales volumes by product (tons in thousands)
Ammonia	513	164	1,892	778
Urea	713	495	2,162	1,942
UAN	1,430	570	3,396	1,618
AN	262	—	525	—
Other nitrogen products	63	9	136	43

Average selling prices (dollars per ton)
Ammonia	$394	$355	$378	$596
Urea	263	260	286	313
UAN	188	155	205	255
AN	203	—	208	—

Cost of natural gas (dollars per MMBtu) (1)	$4.37	$3.29	$4.54	$5.01

Average daily market price of natural gas Henry Hub (dollars per MMBtu)	$4.29	$3.15	$4.58	$3.80

Depreciation and amortization	$70.9	$14.9	$154.8	$43.2
Capital expenditures	$74.9	$40.4	$151.9	$127.6

Production volume by product (tons in thousands)
Ammonia (2)	1,662	818	4,250	2,294
Granular urea	595	514	1,837	1,736
UAN (32%)	1,233	547	3,098	1,492
AN	263	—	521	—

(1)	Includes gas purchases and realized gains and losses on gas derivatives.
(2)	Gross ammonia production including amounts subsequently upgraded on-site into urea and/or UAN.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

PHOSPHATE SEGMENT DATA

	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009
	(in millions, except as noted)
Net sales	$182.0	$154.0	$542.5	$614.4
Cost of sales	153.5	131.9	453.0	575.6
Gross margin	$28.5	$22.1	$89.5	$38.8

Gross margin percentage	15.6%	14.4%	16.5%	6.3%

Gross margin by product
DAP/MAP	$28.5	$21.3	$89.5	$72.8
Potash	—	0.8	—	(34.0)

Gross margin percentage by product
DAP/MAP	15.6%	17.2%	16.5%	13.9%
Potash	—	2.6%	—	(37.9)%

Tons of product sold (in thousands)	451	497	1,390	1,698

Sales volumes by product (tons in thousands)
DAP	329	332	1,058	1,246
MAP	122	107	332	288
Potash	—	58	—	164

Domestic vs. export sales (tons in thousands)
Domestic	260	342	866	997
Export	191	155	524	701

Average selling prices (dollars per ton)
DAP	$403	$281	$387	$338
MAP	404	283	399	357
Potash	—	527	—	548

Depreciation, depletion, and amortization	$13.5	$11.5	$38.2	$28.4
Capital expenditures	$9.2	$13.9	$36.0	$53.4

Production volume by product (tons in thousands)
Hardee Phosphate Rock Mine
Phosphate rock	965	914	2,563	2,268

Plant City Phosphate Fertilizer Complex
Sulfuric Acid	639	600	1,835	1,681
Phosphoric acid as P2O5 (1)	236	223	687	671
DAP/MAP	473	443	1,365	1,336

(1)      P2O5 is the basic measure of the nutrient content in phosphate fertilizer products.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

NON-GAAP DISCLOSURE ITEMS

Reconciliation of net earnings to EBITDA:

	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009
	(in millions)
Net earnings attributable to common stockholders	$48.2	$38.5	$148.9	$314.2
Interest expense (income) - net	58.0	(1.7)	169.6	(3.0)
Income taxes	19.4	32.1	104.8	220.1
Depreciation, depletion and amortization	110.4	27.0	288.5	73.3
Less: Loan fee amortization	(20.0)	(0.2)	(84.3)	(0.4)
EBITDA	$216.0	$95.7	$627.5	$604.2

EBITDA is defined as net earnings attributable to common stockholders plus interest expense (income)—net, income taxes, and depreciation, depletion and amortization.  Loan fee amortization is subtracted in the calculation of EBITDA to adjust for amounts included in both interest and amortization. We have presented EBITDA because management uses the measure to track performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.

Net earnings and EBITDA for the three months ended September 30, 2010 include $(0.5) million of business combinations costs; $8.6 million of restructuring and integration costs, $0.8 million of Peru project development costs and $25.7 million of mark-to-market losses on derivatives.

Net earnings and EBITDA for the nine months ended September 30, 2010 include $144.6 million of business combinations costs which includes a $123 million merger termination fee paid to Yara International ASA on behalf of Terra in the first quarter of 2010; $17.9 million of restructuring and integration costs, $5.4 million of Peru project development costs, $21.8 million of mark-to-market losses on derivatives, a $19.4 million inventory revaluation adjustment charged to cost of sales upon the sale of Terra’s product inventory that was revalued to fair value in purchase accounting in the second quarter of 2010; and a $17.0 million loss on extinguishment of acquired debt in the second quarter of 2010.

Net earnings, interest expense (income) - net, and depreciation, depletion and amortization for the three and nine months ended September 30, 2010 include $14.7 million and $73.7 million, respectively, of accelerated amortization of deferred loan fees related to repayments of certain Terra acquisition financing.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

NON-GAAP DISCLOSURE ITEMS

Reconciliation of debt to net debt (net cash):

	September 30,	December 31,	September 30,
	2010	2009	2009
	(in millions)
Total debt	$2,255.6	$4.7	$4.6
Less: cash, cash equivalents and short-term investments	648.4	882.1	702.6
Plus: customer advances	321.1	159.5	123.3

Net debt (net cash)	$1,928.3	$(717.9)	$(574.7)

Net debt (net cash) is defined as total debt minus cash, cash equivalents and short-term investments, plus customer advances.  We include customer advances in this calculation to reflect the liability associated with our obligations to supply fertilizer in the future, which offsets cash received in the form of customer advances.  Net debt (net cash) does not include distributions of earnings payable to noncontrolling interest holders.  We use net debt (net cash) in the evaluation of our capital structure.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

Consolidated Interest Expense:

	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009
	(in millions)
Interest on borrowings	$38.4	$—	$81.1	$0.1
Fees on ongoing financing agreements	7.4	0.4	20.0	0.9
Accelerated amortization of deferred loan fees	14.7	—	73.7	—
Interest capitalized and other	(2.2)	—	(4.2)	0.1
	$58.3	$0.4	$170.6	$1.1

Depreciation, Depletion and Amortization

	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009
	(in millions)
Nitrogen segment	$70.9	$14.9	$154.8	$43.2
Phosphate segment	13.5	11.5	38.2	28.4
Corporate / unallocated	6.0	0.4	11.2	1.3
Amortization of deferred loan fees	5.3	0.2	10.6	0.4
Accelerated amortization of deferred loan fees	14.7	—	73.7	—
	$110.4	$27.0	$288.5	$73.3